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                                                                     EXHIBIT 8.3

                                                       Registration No. EC 23791

                                   [INSIGNIA]

                                    BERMUDA

                                 TAX ASSURANCE

WHEREAS the Minister of Finance ("the Minister"), pursuant to section 2 of the Exempted Undertakings Tax Protection Act 1966, is authorised to enter into an arrangement with any exempted undertaking upon application.

WHEREAS such undertakings may be given an assurance that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any tax described herein shall not be applicable to such undertakings or to any of its operations or the shares, debentures or other obligations of the said undertakings.

THEREFORE the Minister, upon application, hereby grants the aforementioned assurance to:

                           Delphi International Ltd.
                              ("the Undertaking")

PROVIDED THAT this assurance shall not be construed so as to:

(i) prevent the application of any such tax or duty to such persons as are ordinarily resident in these Islands; and

(ii) prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to the land leased to the Undertaking.

THIS TAX ASSURANCE shall be in effect until the 28th day of March, 2016.


                                        Given under my hand this
                                        15th day of September, 1997.


                                        /s/ Jeremy Cox

                                        Jeremy Cox
                                        Acting Registrar of Companies
                                        for MINISTER OF FINANCE